                              EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT ("Agreement") is made as of the 2nd day of July, 1997, by and between U S LIQUIDS INC., a Delaware corporation (the "Corporation"), and MICHAEL P. LAWLOR (the "Employee").

                                   WITNESSETH:

     WHEREAS, the Corporation desires to employ the Employee upon the terms and conditions herein set forth; and

     WHEREAS, the Employee desires to be so employed upon such terms and conditions;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:


     1. EMPLOYMENT. The Corporation shall employ the Employee, and the Employee shall serve as Chief Executive Officer and Chairman of the Board of the Corporation on the terms set forth herein. The employment of the Employee hereunder by the Corporation is subject to and shall commence only on the date that the Corporation consummates its proposed initial public offering of its common stock. In the event such initial public offering has not been consummated on or before December 31, 1997, then on that date this Agreement shall terminate and shall be of no further force or effect.


     2.   DUTIES AND RESPONSIBILITIES.

          2.1 AS CHIEF EXECUTIVE OFFICER. As Chief Executive Officer, the Employee shall have overall responsibility for the day-to-day management of the business and operations of the Corporation. The Employee shall directly report to the Board of Directors of the Corporation and shall perform such duties as are commensurate with his position as Chief Executive Officer and President. The Employee's place of employment shall be in the Houston, Texas metropolitan area, subject to travel necessary for the performance of his duties hereunder. The Corporation shall provide to the Employee adequate office facilities and staff commensurate with his position to enable him to perform his duties hereunder.

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          2.2  EXTENT OF SERVICES.  The Employee shall devote such of his time as is necessary to fully and properly carry out his duties and responsibilities. However, this Agreement shall not prohibit the Employee from engaging in other activities, whether for family, recreation, investment, civic, charity, or other purposes, so long as those activities do not unduly interfere with the ability of the Employee to carry out his duties and responsibilities hereunder and so long as they are not inconsistent or competitive with the interests of the Corporation.

          2.3 DUTY OF LOYALTY. The Employee recognizes that he owes a duty of loyalty and good faith to the Corporation (including any subsidiary thereof) and agrees that during the term of this Agreement he will not take advantage of any corporate opportunity of the Corporation, engage in self-dealing with the Corporation, sell or disclose any confidential or proprietary information of the Corporation, or have or obtain any material economic interest in any entity or arrangement which is competitive with the business of the Corporation or engage in any activities which are competitive with the business of the Corporation, without first disclosing all facts and details relating thereto to the Board of Directors and obtaining the approval of the Board of Directors.


     3.   BASE SALARY AND INCENTIVE COMPENSATION.

          3.1 The Corporation shall pay to the Employee for the services to be rendered by the Employee hereunder a base salary (the "Base Salary") at the rate of $175,000 per year, payable in equal installments (subject to withholding tax) in accordance with the Corporation's regular payroll schedule, which as of the date of this Agreement is on the 15th day and the last day of each calendar month. Such Base Salary as in effect from time to time may be increased annually or more often as determined by the Board of Directors in its sole discretion. However, the Base Salary payable to the Employee from time to time hereunder shall not be decreased.

          3.2 The Corporation will adopt an incentive compensation plan for certain of its executive employees, including the Employee. This executive compensation plan will be adopted no later than December 31, 1997, and will provide for incentive bonus compensation ("Incentive Compensation") to be paid to the Employee and the other participants in that plan based upon the performance of the Employee and the other participants in the plan and further based upon the results of the Corporation's business and operations.


                                     -2-

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     4.   STOCK OPTIONS.  No later than December 31, 1997, the Corporation will grant options to the Employee to purchase common stock of the Corporation (the "Options"). The Options may in the discretion of the Corporation be granted as part of a Corporation stock option plan for other employees of the Corporation, including the Employee, or they may in the discretion of the Corporation be granted to the Employee as a part of a stock option arrangement having only the Corporation and the Employee as parties. In any event, the terms and the conditions of the Options and the grant thereof shall be standard and customary in the industry and will be on terms no less favorable than those granted after the date hereof to any other employee who participates in any stock option arrangement with the Corporation (except to the extent that the terms of the Employee's participation must be varied in order to permit an Option granted to the Employee to qualify as an incentive stock option or other kind of qualified statutory option under the federal income tax laws). In any event, the Options granted to the Employee shall include the following terms:

     -- The Options shall be for not less than 300,000 shares of the Corporation's common stock, subject to ordinary and customary adjustment for any stock dividend, stock split, or similar change in corporate capital structure.

     -- The exercise price shall be the price per share at which the common stock is sold to the public in the Corporation's initial public offering.

     -- The Options shall become exercisable in equal increments over a period not exceeding three (3) years from the date of grant.

     --   The Options shall have a term of ten (10) years.

     -- Upon the death, disability, or other termination of employment of the Employee except for termination by the Corporation for cause as described herein, the Employee or his legal representative shall have a reasonable period of time following termination of employment to exercise any remaining outstanding Options.


     5.   BENEFITS.

          5.1 EXECUTIVE BENEFITS GENERALLY. The Employee shall be entitled to participate in and receive benefits from any insurance, medical, dental, health and accident, hospitalization, disability, stock purchase, defined benefit, defined contribution, or other employee benefit plan of the Corporation which may be in effect at any time during the course of his employment with the Corporation and which is generally available to executives of the Corporation (these being referred to as the Employee's "Executive Benefits").


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          5.2  AUTOMOBILE.  If and at such time that it becomes the policy of the Corporation to provide automobiles or an automobile allowance to the Corporation's senior executives for their use in connection with the Corporation's business, the Corporation shall provide such an automobile or an automobile allowance to the Employee in accordance with such policy.

          5.3 REIMBURSEMENT OF EXPENSES. The Corporation shall reimburse the Employee for all reasonable and ordinary expenses incurred by him on behalf of the Corporation in the course of his duties hereunder upon the presentation by the Employee of appropriate documentation substantiating the amount of and purpose for which such expenses were incurred.

          5.4 VACATIONS. The Employee shall be entitled to four (4) weeks of paid vacation in each calendar year (to be prorated for any calendar year during which the Employee is employed by the Corporation for less than the full calendar year), which vacation shall be taken at times consistent with the performance by the Employee of his obligations hereunder. Any vacation time not fully used by the Employee in any one (1) calendar year may be carried over for one (1) additional calendar year. If any such vacation time is carried over to a subsequent calendar year, then any vacation time taken in the subsequent calendar year shall be applied first against the carryover vacation time from the prior calendar year.

     6. DISABILITY OR DEATH. In the event the Employee incurs a disability, which for purposes of this Agreement shall mean any mental or physical illness, injury, or condition which results in the Employee being unable to fulfill his duties under this Agreement on a regular basis, then the Corporation shall nevertheless continue to provide to the Employee during such period or periods of disability all compensation and benefits under this Agreement, except that, during any one (1) calendar year the Corporation shall not be required to pay the Base Salary or Incentive Compensation of the Employee for periods of disability in excess of 180 days in total.

     7. NONCOMPETITION DURING EMPLOYMENT. During the term of his employment by the Corporation, the Employee shall not, directly or indirectly, engage directly or indirectly in any business competitive with that of the Corporation; provided, however, that the foregoing shall not be deemed to prevent the Employee from investing in securities of any company having a class of securities which is publicly traded, so long as such investment holdings do not, in the aggregate, constitute more than 5% of any class of such company's securities.


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     8.   TERM OF EMPLOYMENT AND RIGHTS UPON TERMINATION OF EMPLOYMENT.

          8.1 TERM AND SCHEDULED TERMINATION DATE. The term of Employee's employment hereunder shall begin on the date upon which the Corporation consummates its initial public offering as described in Section 1 above (the "Commencement Date") and shall continue for a term of five (5) years from the Commencement Date (this date of termination of his employment being referred to as the "Scheduled Termination Date"). However, as of each one-year anniversary date hereof, the Scheduled Termination Date shall automatically be extended for a successive one-year period of time, unless more than ninety (90) days prior to the occurrence of any one-year anniversary date hereof, either party gives notice to the other that such Scheduled Termination Date shall not thereafter be so extended. If any such notice is given, then the Scheduled Termination Date hereof shall not be automatically extended upon the future occurrence of any one-year anniversary date hereof. Following the Scheduled Termination Date, the Employee shall not be entitled to earn any further compensation or benefits under this Agreement.

          8.2  TERMINATION BY THE CORPORATION WITHOUT CAUSE.

          (a) The Corporation may terminate this Agreement at any time, without cause and for any reason, upon notice to the Employee setting forth the date of termination (this date of termination and any other date of termination prior to the Scheduled Termination Date is referred to as the "Early Termination Date"). In this event, the Employee shall be entitled to continue to receive, during the period of time between the Early Termination Date and the Scheduled Termination Date, the same Base Salary which the Employee was receiving at the time of such Early Termination Date (in the manner and as described in Section 3.1) and all Executive Benefits which the Employee was receiving or entitled to receive as of such Early Termination Date (in the manner and as described in Section 5.1). Further, all outstanding Options which shall have been granted to the Employee shall immediately become exercisable (if not already exercisable in full) and shall continue in full force and effect.

          (b) In the event the Employee suffers from a disability (as defined in Section 6) for a period of 180 business days out of any 360 consecutive business day period, then the Corporation may at any time no later than thirty (30) days following the end of said 360-day period terminate the employment of the Employee without cause, by notice to the Employee setting forth the effective Early Termination Date. However, the Corporation shall not have the right to terminate the employment of the Employee hereunder if, at the time the Corporation gives notice of termination to the Employee, the


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     Employee has then again begun to render services for the Corporation as required hereunder. Following an Early Termination Date because of disability, the Employee shall be entitled to receive his Base Salary then in effect for a period of one (1) year following his Early Termination Date and shall be entitled to retain all of his Executive Benefits for a period of one (1) year following his Early Termination Date. Further, the Employee's Options, to the extent not fully vested, would continue to vest during the one-year period following his Early Termination Date.

          (c) This Agreement shall terminate immediately upon the Employee's death. In addition to any other compensation or benefits payable or accrued to the benefit of the Employee as of the date of his death, the Corporation shall pay to the Employee's executor or legal representative an amount in cash equal to one (1) times the Employee's Base Salary then in effect at the time of his death.

          8.3 BY THE CORPORATION WITH CAUSE. The Corporation may terminate this Agreement at any time for cause, by notice to the Employee setting forth the Early Termination Date. The term "cause" shall mean (a) a wilful and recurring refusal of the Employee to perform his duties, responsibilities or obligations under this Agreement, which refusal continues for at least thirty
(30) days after notice thereof is given to the Employee by the Corporation setting forth the facts upon which the notice is based, (b) the Employee's conviction of a felony involving moral turpitude, or (c) the Employee's fraud regarding any material matter with respect to the business or operations of the Corporation. Following the occurrence of the Early Termination Date of the Employee for cause, then the Employee shall not be entitled to earn any further compensation or benefits under this Agreement.

          8.4 BY EMPLOYEE WITHOUT CAUSE. The Employee may terminate this Agreement at any time, without cause and for any reason, upon notice to the Corporation setting forth the Employee's Early Termination Date. In such event, the Employee shall not be entitled to earn any further compensation or benefits under this Agreement.

          8.5 BY EMPLOYEE WITH CAUSE. The Employee may terminate this Agreement at any time with cause upon notice to the Corporation setting forth the Early Termination Date. The term "cause" shall mean a breach of this Agreement in any material way by the Corporation, which breach is not cured within thirty (30) days after notice of such breach to the Corporation by the Employee setting forth the facts upon which the notice is based. In the event of such Early Termination Date, then from the Early Termination Date until the Scheduled Termination Date, the Employee


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

shall be entitled to continue to receive, the same Base Salary which the Employee was receiving at the time of such Early Termination Date (in the manner and as described in Section 3.1) and all Executive Benefits which the Employee was receiving or entitled to receive as of such Early Termination Date (in the manner and as described in Section 5.1). Further, all outstanding Options which shall have been granted to the Employee shall become immediately exercisable (if not already exercisable in full) and shall continue in full force and effect.

          8.6 COMPENSATION, REIMBURSEMENTS, INDEMNIFICATION, AND BENEFITS PAYABLE OR ACCRUED AS OF TERMINATION DATE. Upon the occurrence of any Termination Date, whether a Scheduled Termination Date or an Early Termination Date, and regardless of the reason for termination, the Employee shall be entitled to receive all compensation, reimbursements, and benefits hereunder which were either payable to the Employee, or which had accrued to the benefit of the Employee or which had been earned by the Employee as of such Termination Date. Any such compensation, reimbursements, or benefits shall be payable or provided to the Employee no less quickly than they would have been payable or provided to the Employee had the Termination Date not occurred. For these purposes, the Employee's compensation shall include a pro rata portion of the Incentive Compensation payable to the Employee under Section 3.2. Further, the Employee shall be entitled to receive any indemnification payments that may have accrued but have not been paid or that may thereafter become payable to the Employee pursuant to the provisions of the Corporation's Certificate of Incorporation, Bylaws or similar policy, plan or agreement relating to the indemnification of directors or officers of the Corporation.

     9.   CHANGE OF CONTROL.

          9.1 This Section 9 shall become effective, but not operative, immediately upon the Commencement Date and shall remain in effect so long as the Employee remains employed hereunder by the Corporation, but shall not be operative unless and until there has been a Change in Control, as defined in
Section 9.4 hereof. Upon such a Change in Control, this Section 9 shall become operative immediately.

          9.2 If a Change in Control occurs (i) while the Employee is employed by the Corporation hereunder, or (ii) subsequent to the Termination Date of the Employee's employment hereunder other than by the Corporation for cause, or death or disability, and prior to the later of the first anniversary of such Termination Date or the third anniversary of the Commencement Date, or (iii) within 180 days of the Scheduled Termination Date, the Employee may, in his sole discretion, within twelve (12) months after the date of the Change in Control, give notice to the Corporation that he intends to elect to exercise his rights under this Section 9 (the "Notice


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of Intention").  Within thirty (30) days after the Corporation's receipt of the Notice of Intention, the Corporation shall provide written notice to the Employee setting forth the Corporation's computation of the amount that would be payable pursuant to Section 9.3, accompanied by the written opinion of the Corporation's independent certified public accountants confirming the Corporation's computation. If the Employee takes exception to the Corporation's computation of such amount, the Employee may (but shall not be prejudiced in this right to later contest the amount actually paid by failure to do so) give a further written notice to the Corporation setting forth in reasonable detail the Employee's exceptions to the Corporation's computation, accompanied by the written opinion of the Employee's tax advisor confirming the basis for such exceptions. Exercise by the Employee of his rights pursuant to this Section 9 shall only be made by giving further notice to the Corporation (the "Notice of Exercise") within six (6) months from the date of the Notice of Intention.

          9.3  If the Employee gives the Notice of Exercise described in Section
9.2 to the Corporation, the Termination Date of his employment hereunder shall then occur; all outstanding Options which are not then exercisable shall immediately become exercisable in full; and the Corporation shall pay to the Employee a lump sum amount equal to $1.00 less than three (3) times the Employee's "base amount" (as defined by Section 280(G), Part IX, Subchapter B, Chapter 1 of the Internal Revenue Code of 1986, as amended). The Corporation shall, within ten (10) business days after the date of the Notice of Exercise, deliver to the Employee its cashier's check in the amount payable pursuant to this Section 9.3, and payment of such amount shall terminate the Employee's rights to receive any and all other compensation, reimbursements, indemnification, or benefits under this Agreement, other than those which are payable to or have accrued to the Employee as described in Section 8.6.

          9.4 For the purposes of this Agreement, a Change in Control shall mean (i) a reportable change in control under the proxy rules of the Securities and Exchange Commission, including the acquisition of a 30% beneficial voting interest in the Corporation (other than such acquisition by Employee or an affiliate of Employee), or (ii) a change in any calendar year of such number of directors as constitutes a majority of the board of directors of the Corporation, unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the calendar year.


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     10.  POST-EMPLOYMENT ACTIVITIES.

          10.1 For a period of two (2) years after the Employee's Termination Date, except for a termination subsequent to a Change in Control of the Corporation and further except for a termination by the Employee with cause, then the Employee shall not, directly or indirectly, engage in any business competitive with that of the Corporation; provided, however, that the foregoing shall not be deemed to prevent the Employee from investing in securities which is publicly traded, so long as such investment holdings do not, in the aggregate, constitute more than 5% of any class of such company's securities.

          10.2 The Employee acknowledges that he has been employed for his special talents and that his leaving the employ of the Corporation would seriously and adversely affect the business of the Corporation. In addition to all remedies permitted by law or in equity and without limiting any injunctive or other relief to which the Corporation may be entitled in respect of any obligation of the Employee, the Corporation shall be entitled to injunctive relief to enforce the provisions of Section 10.1 hereof; provided, that the Corporation shall not be entitled to injunctive relief or any other relief with respect to Section 10.1 hereof if at the time such relief is sought the Corporation has been in default of any of its obligations to the Employee pursuant to any of the terms of Sections 8.2, 8.5, or 8.6 hereof.

          10.3 The Employee will not, during the period of two (2) years after his Termination Date, except for a termination subsequent to a Change in Control of the Corporation and further except for a termination by the Employee with cause, then the Employee shall not, either in the Employee's individual capacity or as agent for another, hire or offer to hire or entice away any person who has been an officer, employee, or agent of the Corporation at any time during the immediately preceding year or in any other manner persuade or attempt to persuade any of such persons to discontinue their relationship with the Corporation or any of its subsidiaries nor divert or attempt to divert from the Corporation or any of its subsidiaries any business whatsoever by influencing or attempting to influence any customer or supplier of the Corporation or any of its subsidiaries to diminish or discontinue its business with the Corporation or such subsidiary.

     11. CONFIDENTIAL INFORMATION. The Employee shall not at any time during the term of this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined). Any records of Confidential Information prepared by the Employee or which come into Employee's possession during this Agreement are and remain the property of the Corporation, and upon termination of Employee's employment all such


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records and copies thereof shall be either left with or returned to the
Corporation. The term "Confidential Information") shall mean information disclosed to the Employee or known, learned, created or observed by him as a consequence of or through his employment by the Corporation, not generally known in the relevant trade or industry, about the Corporation's business activities, products, customers, suppliers, services and procedures, including, but not limited to, information concerning costs, product performance, customer requirements, advertising, sales promotion, publicity, sales data, research, finances, accounting, methods, procedures, trade secrets, business plans, client or supplier lists and records, potential client or supplier lists, and client or supplier billing. Notwithstanding the foregoing, "Confidential Information" shall not include information publicly disclosed by the Corporation or known by the Employee other than because of his employment with the Corporation.

     12.  GENERAL.

          12.1 ASSIGNMENT.  This Agreement shall not be assignable.

          12.2 NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below state of the party to which notice is given, or to such changed address as such party may have fixed by notice:

     TO THE CORPORATION:      U S Liquids Inc.
                              411 N. Sam  Houston Parkway E
                              Suite 400
                              Houston, Texas  77060-3545

                              ATTN:  W. Gregory Orr


     TO THE EMPLOYEE:         Michael P. Lawlor
                              1801 River Watch Court
                              Annapolis, Maryland   21401-1052


          12.3 ENTIRE AGREEMENT. This instrument contains and constitutes the entire agreement between and among the parties herein and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

          12.4 APPLICABLE LAW. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Delaware.

          12.5 INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision


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while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.

          12.6 DISPUTE RESOLUTION. Any dispute arising in any way out of this Agreement and which cannot be resolved by good faith negotiations between the parties within thirty (30) days after either party shall have notified the other party in writing of its desire to arbitrate the dispute shall be submitted to and settled through binding arbitration in accordance with the rules of the American Arbitration Association as from time to time in effect. The arbitration proceedings shall be conducted by a sole arbitrator who shall be an attorney with not less than ten (10) years experience in commercial law. All disputes or claims of the parties subject to arbitration shall be consolidated into a single arbitration proceeding. The arbitration proceedings shall be conducted in Houston, Texas. The award or determination of the arbitrator shall be final and binding upon all parties and shall be subject to enforcement in any court of competent jurisdiction. The arbitrator shall have the authority to award costs and expenses of arbitration to either party as the arbitrator sees fit.

          12.7 BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, personal representatives and successors.

          12.8 APPROVALS AND CONSENTS MUST BE IN WRITING. Whenever this Agreement calls for the consent, vote, or approval of any party, such consent or approval shall be effective only if it is in writing and signed by or on behalf of the party who is granting such consent or approval unless the circumstances clearly indicate that a writing is not required to evidence such consent, vote, or approval.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       U S LIQUIDS INC.


                                       By: /s/ W. Gregory Orr
                                          ------------------------------------
                                               W. Gregory Orr, President


                                           /s/ Michael P. Lawlor
                                          ------------------------------------
                                               Michael P. Lawlor







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